Exhibit 15.1
To the Stockholders of
Stone Energy Corporation:
We are aware of the incorporation by reference in this Registration Statement (Form S-3) and related prospectus of Stone Energy Corporation for the registration of 5,317,069 shares of its common stock of our reports dated May 5, 2009 and August 5, 2009 relating to the unaudited condensed consolidated interim financial statements of Stone Energy Corporation that are included in its Forms 10-Q for the quarters ended March 31, 2009 and June 30, 2009, respectively.

Very truly yours,
/s/Ernst & Young LLP

New Orleans, Louisiana
August 13, 2009